SCHEDULE II
LITIGATION SCHEDULE

SEC IMG Order 8/20/2018

On August 20, 2018, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S") entered into a settlement with the Securities and Exchange Commission ("SEC") under which MLPF&S consented to the entry of an order (the "Order") that finds that MLPF&S willfully violated Sections 206(2) and 206(4) under the Investment Advisers Act of 1940 ("Advisers Act") and Rule 206(4)-7 thereunder.  The Order finds that MLPF&S failed to disclose that the portfolio manager evaluation process employed in connection with a January 2013 termination recommendation for over fifteen hundred of its retail advisory accounts was exposed to a conflict of interest involving other business interests.  The Order finds that this undisclosed conflict of interest in MLPF&S's decision-making process violated Section 206(2) of the Advisers Act.  MLPF&S also violated 206(4) of the Advisers Act and Rule 206(4)-7 promulgated thereunder.  Solely for the purpose of settling these proceedings, MLPF&S admitted the SEC's jurisdiction and the subject matter of these proceedings and consented to the Order.  The Order requires MLPF&S to cease and desist from committing or causing any violations and any future violations of Advisers Act Sections 206(2) and 206(4) and Rule 206(4)-7, be censured, and pay disgorgement of $4,032,871.89, prejudgment interest of $806,981.03, and a civil money penalty in the amount of $4,032,871.89.

SEC ATS Order 6/19/2018

On June 19, 2018, the SEC issued an administrative proceeding against MLPF&S concerning MLPF&S's sustained efforts to hide its practice of routing certain institutional customer orders to other broker-dealers (ELPs), including proprietary trading firms and wholesale market makers, for execution.  MLPF&S configured a number of internal/external trade reporting systems so that institutional customer orders that were executed at ELPs instead appeared to institutional customers to have been executed at MLPF&S.  MLPF&S similarly misreported ELP executions in reports provided to institutional customers and in billing invoices. When responding to institutional customer questionnaires and in other communications, MLPF&S specifically omitted ELPs from lists of venues to which institutional customer orders were routed.  MLPF&S referred to this practice internally as masking.  MLPF&S masked the ELP executions of MLPF&S's direct strategy access institutional customers, typically financial institutions such as asset managers, mutual fund investment advisers, and public pension funds.  As a result, these institutional customers' orders received unwanted executions against entities with which they believed their orders would not interact.  Because of masking, these institutional customers did not know that MLPF&S violated their instructions.  MLPF&S's efforts to mask the correct trading venues, including by altering trade reporting programs, operated as a fraud or deceit upon its institutional customers.  As a result, MLPF&S willfully violated Sections 17(a)(2) and 17(a)(3) of the Securities Act of 1933 ("Securities Act").  MLPF&S was censured and ordered to (i) cease and desist from committing or causing any violations and any future violations of Sections 17(a)(2) and 17(a)(3) of the Securities Act; and (ii) pay a civil money penalty in the amount of $42,000,000.

SEC Non-Agency RMBS Order 6/12/2018

On June 12, 2018, the SEC issued an administrative proceeding against MLPF&S finding that MLPF&S failed reasonably to supervise MLPF&S personnel so as to prevent and detect violations of antifraud provisions of the federal securities laws in connection with MLPF&S's secondary market purchases and sales of certain bonds known as non-agency residential mortgage-backed securities ("RMBS").  The trading took place from June 2009 through December 2012 ("Period") and involved intra-day purchases and sales of RMBS from and to MLPF&S's institutional customers.  During the Period, MLPF&S personnel who purchased and sold RMBS made false or misleading statements, directly and indirectly, to MLPF&S's institutional customers and/or charged MLPF&S's institutional customers undisclosed excessive mark-ups.  By engaging in this conduct, MLPF&S's personnel acted knowingly or recklessly.  MLPF&S had both policies that prohibited false or misleading statements and the means to monitor communications for such statements.  MLPF&S, however, failed reasonably to implement procedures to monitor for the types of false or misleading statements that were the subject of the Order.  MLPF&S also had policies that prohibited excessive mark-ups and procedures to monitor for excessive mark-ups on transactions in RMBS, but the policies and procedures were not reasonably designed and implemented.  Due to these deficiencies, MLPF&S failed reasonably to perform a meaningful review of potentially excessive mark-ups on certain RMBS transactions, including those that were the subject of the Order.  Under the circumstances described above, MLPF&S failed reasonably to supervise for violations of antifraud provisions of the federal securities laws within the meaning of Section 15(b)(4)(e) of the Exchange Act.  MLPF&S agreed to a censure, pay disgorgement and pre-judgment interest totaling $10,535,441, and pay a civil money penalty in the amount of $5,267,720.

State of Maine Office of Securities Consent Order 5/25/2018

On May 25, 2018, the State of Maine Office of Securities ("Maine Securities") issued a Consent Order ("Order") in connection with MLPF&S's activities as distribution agent of Maine's NextGen 529 College Investment Plan-Client Select Series ("NextGen") and the fees associated with the different classes of units available to NextGen investors (Class A units and Class C units).  The Order cited MLPF&S for (i) having violated 32 M.R.S. 16412(4)(M) and Maine Office of Securities Rule Chapter 504 Section 8(3) when its representatives recommended Class C units of NextGen to investors for whom Class A units likely would have been less expensive over the investors' investment horizon given the age of the investors' beneficiaries, and (ii) having violated 32 M.R.S. 16412(4)(I) and Maine Office of Securities Rule Chapter 504 Section 7(1) by failing to (a) reasonably supervise its agents, and (b) establish and maintain policies and procedures, and effective monitoring or other controls reasonably designed to ensure that its agents properly considered the beneficiaries' age, investment time horizon, and relative expense of Class A and Class C units when representatives recommended NextGen.  The Order stated that MLPF&S has undertaken to make financial remediation payments to all Maine and non-Maine residents who purchased NextGen Class C units during a specified period ("Eligible Investors") through MLPF&S as distribution agent pursuant to a voluntary written plan submitted to the Maine Securities Administrator.  MLPF&S agreed to the entry of the Order without admitting or denying the findings of fact and conclusions of law of Maine Securities.

FINRA Reg NMS AWC 4/06/2018

On April 6, 2017, without admitting or denying the findings, MLPF&S consented to the sanctions and to the entry of findings that it failed to establish, maintain, and enforce written policies and procedures that were reasonably designed to prevent trade-throughs of protected quotations in NMS stocks that do not fall within any applicable exception, and if relying on an exception, are reasonably designed to assure compliance with the terms of the exception.  The findings stated that MLPF&S failed to take reasonable steps to establish that the intermarket sweep orders it routed met the definitional requirements set forth in Rule 600(b)(30) of Regulation NMS.  MLPF&S experienced four systems issues that gave rise to certain of the above violations.  In connection with one of the systems issues, MLPF&S became aware in June 2007 that its smart order router would limit the total share quantity of its Regulation NMS sweep obligation to the share quantity of the relevant underlying customer facilitation trade.  Thus, in cases where the quantity of superior protected quotations in the market were greater than the quantity of shares in the underlying customer facilitation trade, MLPF&S's smart order router may not have routed intermarket sweep orders to all superior protected quotations in the market or to the full size of all superior protected quotations in the market resulting in trade-throughs of those protected quotations.  MLPF&S failed to recognize the scope of the issue and assigned it a low priority for later remediation.  MLPF&S did not remediate the issue until March 2014.  MLPF&S also reported certain trades with trade through exempt modifiers to the FINRA trade reporting facility when, in fact, the transactions were not exempt.  MLPF&S was censured and fined $115,000 and required to comply with an undertaking to revise its written supervisory procedures.

New York Attorney General Investor Protection Bureau Masking Settlement 3/22/2018

On March 22, 2018, the Attorney General of the State of New York Investor Protection Bureau ("NYAG") alleged that Bank of America Corporation ("BAC") and MLPF&S (1) concealed from its institutional clients that orders were routed to and executed by "electronic liquidity providers," (2) misstated the composition of orders and trades in its dark pool, and (3) did not accurately describe its use of a proprietary "venue ranking" analysis, in violation of the Martin Act and Executive Law § 63(12).  In connection with the agreement, BAC and MLPF&S agreed (1) not to engage, or attempt to engage, in conduct in violation of any applicable laws, including but not limited to the Martin Act and Executive Law § 63(12); (2) to pay a penalty in the amount of $42,000,000; and (3) provide the NYAG a summary of the review of its electronic trading policies and procedures.

MLPF&S BYX Exchange, Inc. ("BYX") AWC 3/09/2018

Without admitting or denying the findings, MLPF&S consented to the sanctions and to the entry of findings that MLPF&S failed to take reasonable steps to establish that the inter-market sweep orders it routed met the definitional requirements set forth in SEC Rule 600(b)(30) of Regulation NMS.  The findings stated that MPF&S failed to establish, maintain and enforce a supervisory system that was reasonably designed to achieve compliance with the applicable securities laws and regulations, and BYX rules, concerning compliance with Rule 611(c).  Specifically, MLPF&S's supervisory system did not include written supervisory procedures ("WSPs") that included an identification of the person(s) responsible for supervision with respect to applicable rules.  MLPF&S was censured and fined $57,500.  In addition, MLPF&S agreed to revise its WSPs with respect to the areas outlined in the AWC.

MLPF&S BZX Exchange, Inc. ("BZX") AWC 3/09/2018

Without admitting or denying the findings, MLPF&S consented to the sanctions and to the entry of findings that MLPF&S failed to take reasonable steps to establish that the inter-market sweep orders it routed met the definitional requirements set forth in SEC Rule 600(b)(30) of Regulation NMS.  The findings stated that MLPF&S failed to establish, maintain and enforce a supervisory system that was reasonably designed to achieve compliance with the applicable securities laws and regulations, and BZX rules, concerning compliance with Rule 611(c).  Specifically, MLPF&S's supervisory system did not include written supervisory procedures ("WSPs") that included an identification of the person(s) responsible for supervision with respect to applicable rules.  The findings also stated that MLPF&S failed to reasonably avoid displaying or engaging in a pattern or practice of displaying quotations that locked or crossed a protected quotation, or any manual quotations that locked or crossed a quotation previously disseminated pursuant to an effective national market system plan.  MLPF&S was censured and fined $77,500.  In addition, MLPF&S agreed to revise its WSPs with respect to the areas outlined in the AWC.

MLPF&S SEC Longtop Order 3/08/2018

On March 8, 2018, the SEC issued an administrative order against MLPF&S finding that MLPF&S, from January 24, 2011 to August 18, 2011, violated the registration provisions of the federal securities laws by effecting unregistered sales of almost 3 million shares of Longtop Financial Technologies Limited's securities for a customer that maintained an account at an MLPF&S branch office in Singapore.  In 2013, MLPF&S sold its Singapore branch office and the branch employees handling the account ceased their association with MLPF&S.  MLPF&S consented to the issuance of the administrative order without admitting or denying the SEC's findings.  The SEC found that, although in advance of the sales MLPF&S reviewed Longtop's public filings, gathered information from the Singapore branch concerning Longtop and the account, had discussions with Longtop's U.S.-based outside counsel who was not on a list of known securities law offenders, and consulted with in-house counsel, MLPF&S did not perform a reasonable inquiry into the facts surrounding the proposed sales to determine if there was an available exemption from registration under the Securities Act, and as a result MLPF&S was not entitled to rely on the brokers' transaction exemption in Section 4(a)(4) of the Securities Act.  The SEC found that the sales through the account, generated approximately $38 million in proceeds for the benefit of Longtop and its affiliates.  MLPF&S wired the proceeds from the nominee account to a Hong Kong bank account in the name of a different entity that was controlled by Longtop management.  Unknown to MLPF&S, the majority of the proceeds were then transferred from the Hong Kong bank account to one or more affiliates of Longtop.  MLPF&S received over $127,000 in commissions and fees during the relevant period.  As a result, the SEC found that MLPF&S willfully violated Sections 5(a) and 5(c) of the Securities Act.  MLPF&S was censured and ordered to cease and desist from committing or causing any violations and any future violations of Sections 5(a) and 5(c) of the Securities Act.  MLPF&S was also ordered to pay disgorgement of $127,545 along with prejudgment interest of $27,340, and pay a civil money penalty in the amount of $1.25 million.

MLPF&S SEC AML Order 12/21/2017

The SEC deems it appropriate and in the public interest that public administrative and cease-and-desist proceedings be, and hereby are, instituted pursuant to Sections 15(b), and 21c of the Securities Exchange Act of 1934 ("Exchange Act") and Section 203(e) of the Advisers Act against MLPF&S.  MLPF&S, in addition to offering its customers the ability to buy and sell securities, offered its customers other services in brokerage accounts, such as ATM cash deposits, wires, journal-entry transfers, check writing, ATM withdrawals, cash advances, and ACH transfers. By offering these additional services, MLPF&S was susceptible to risks of money laundering and other illicit financial activity associated with these services.  During the relevant period, MLPF&S primarily used a system called "MANTAS" for the automated monitoring of retail brokerage accounts to detect potential money laundering activity related to money movements.  MANTAS alerted on transactions that fit within the parameters of specific scenarios selected by MLPF&S.  MLPF&S had other methods of detecting suspicious movements of funds in accounts, but those methods were primarily manual, or only alerted on certain types of activity.  MLPF&S also used a separate automated surveillance system to conduct trade surveillance and referred to the alerts produced by its anti-money laundering ("AML") detection channels as "events."  MLPF&S also used a system called "event processor," or "EP," which grouped MANTAS events and events produced by other firm detection channels and assigned points to the event groups.  From 2006 through May 2015, MLPF&S did not apply its MANTAS automated monitoring to certain accounts.  From about September 2011 through January 2012, MLPF&S did not investigate MANTAS events that were not grouped with an event from one of the other detection channels, such as an employee referral, a government subpoena, or an event related to a wire transfer or ATM transaction that had been routed through a consumer bank before being debited or credited to a firm customer's retail brokerage account. EP used a number of systems and techniques to group events arising from related retail brokerage accounts.  However, EP inadvertently did not link related accounts that involved customers who had both U.S. dollar-denominated and foreign currency-denominated accounts.  Accordingly, certain event groups did not meet the risk-based threshold and become an investigation for further review as rapidly as they otherwise would have, if at all. MLPF&S did not have adequate policies and procedures for filing what were commonly known as "continuing activity" or "ongoing activity" suspicious activity reports (SARS).  MLPF&S had AML policies and procedures that were not reasonably designed to account for the additional risk associated with the additional services offered by certain of its retail brokerage accounts. Once an AML case was opened, the platform used by the firm's AML investigators during part of the relevant period did not provide sufficient visibility into transactions occurring in an account, causing the investigators sometimes unduly to limit their review to the specific events that triggered the event and not to review the account more broadly to determine whether the risk associated with that event warranted additional investigation or reporting. Because of the deficiencies in its AML policies and procedures, MLPF&S failed to adequately monitor for, detect, and report certain suspicious activity related to transactions or patterns of transactions in its customers' accounts.  By failing to file SARS with financial crimes enforcement network (FINCEN) as required by the BSA with respect to certain of its customers' activity as described above, MLPF&S willfully violated Section 17(a) of the Exchange Act and Rule 17a-8 thereunder.  MLPF&S was ordered to cease and desist from committing or causing any violations and any future violations of Exchange Act Section 17(a) or Rule 17a-8 promulgated thereunder, censured, and fined $13,000,000.

MLPF&S FINRA AWC 12/19/2017

Without admitting or denying the findings, MLPF&S consented to the entry of the following findings by FINRA:  MLPF&S failed to identify and evaluate certain trades with extended settlement dates ("ES Trades") across its product lines and business units for margin and net capital purposes.  As a result, MPF&S for these trades failed to collect the requisite margin in violation of FINRA Rules 4210 and 2010; take the appropriate net capital deduction in violation of Section 15(c) of the Securities Exchange Act of 1934 ("SEA") and Rule 15c3-1(c) thereunder and FINRA Rule 2010; prevent extension of credit in cash accounts in violation of FINRA Rule 2010 by violating Regulation T of the Board of Governors of the Federal Reserve System ("Reg T"); maintain accurate schedules to the general ledger in violation of Section 17(a) of the SEA and Rule 17a-3 thereunder and FINRA Rules 4511 and 2010; and file accurate Focus reports in violation of SEA Rule 17a-5 and FINRA Rule 2010.  MLPF&S also failed to establish, maintain and enforce a reasonable supervisory system, including written supervisory procedures ("WSPS"), designed to achieve compliance with applicable federal securities laws and regulations with respect to margin, net capital, books and records, and financial and operational combined uniform single ("FOCUS") reports in violation of FINRA Rule 3110, and its predecessor rule, NASD Rule 3010.  MLPF&S's supervisory system and written procedures failed to identify and consider ES Trades across its product lines and business units. Although MLPF&S was made aware of these supervisory deficiencies in April 2013 through findings made during a FINRA's Department of Member Regulation member regulation examination, MLPF&S failed to implement any remedial measures until mid-2014, and failed to implement a reasonable firm-wide supervisory system to identify and consider ES Trades until mid-2015.  MLPF&S was censured and fined $1,400,000.

MLPF&S SEC Market Access Rule Order 9/26/2016

On September 26, 2016, MLPF&S entered into a settlement with the SEC resulting in the SEC issuing an order.  MLPF&S consented to the entry of the order (the "Order") that finds that it violated Section 15(c)(3) of the Securities Exchange Act of 1934 ("Exchange Act") and Rule 15c3-5 thereunder (the "Market Access Rule").  The Order finds that MLPF&S violated the Market Access Rule by failing to establish, document, and maintain a system of risk management controls and supervisory procedures reasonably designed to manage the financial, regulatory, and other risks of its market access activity.  In particular, MLPF&S failed to establish pre-trade risk management controls reasonably designed to prevent the entry of erroneous orders, to establish pre-trade risk management controls reasonably designed to prevent the entry of orders that would exceed pre-set credit or capital limits for several of its trading desks, to establish required controls and procedures for fixed income securities, to review adequately the effectiveness of its risk management controls and supervisory procedures required by the Market Access Rule, particularly for preventing the entry of erroneous orders, and to comply with the Rule's CEO certification requirements.  Solely for the purpose of settling these proceedings, MPF&S consented to the Order without admitting or denying the findings in the Order, except as to the SEC's jurisdiction over it and the subject matter.  The Order censures MLPF&S and directs it to cease-and-desist from committing or causing any violations and any future violations of Exchange Act Section 15(c)(3) and Rule 15c3-5 thereunder. Additionally, the Order requires MLPF&S to pay a $12,500,000 civil money penalty.

MLPF&S SEC Structured Return Note Order 6/23/2016

On June 23, 2016, the SEC issued an administrative order in which it found that MLPF&S, without admitting or denying any allegations, violated Section 17(a)(2) of the Securities Act.  Specifically, the order found that MLPF&S failed to adequately disclose certain fixed costs in a proprietary volatility index linked to structured notes known as Strategic Return Notes ("SRNs") of Bank of America Corporation, which resulted in materially misleading disclosures in the offering materials of the fixed costs associated with the SRNs.  In the order, MLPF&S was ordered to (i) cease and desist from committing or causing any violations and any future violations of Section 17(a)(2) of the Securities Act, and (ii) to pay a civil monetary penalty of $10,000,000.
MLPF&S SEC 15c3-3 Order 6/23/2016

On June 23, 2016, the SEC issued an administrative order in which it found that MLPF&S and Merrill Lynch Professional Clearing Corp. ("MLPro") had willfully violated Section 15(c)(3) of the Securities Exchange Act of 1934 ("Exchange Act") and Rule 15c3-3 thereunder and Section 17(a)(1) of the Exchange Act and Rules 17a-3(a)(10) and 17a-5(a) thereunder, and that MLPF&S willfully violated Section 17(a)(1) of the Exchange Act and Rules 17a-5(d)(3) (as it existed prior to amendments to Rule 17a-5 in 2014), 17a-5(d)(2)(ii), 17a-5(d)(3) and 17a-11(e) thereunder, and Exchange Act Rule 21F-17.  Specifically, the order found that (i) MLPF&S and MLPro engaged in a series of complex trades that allowed it to use customer cash to finance firm inventory, (ii) MLPF&S allowed certain of its clearing banks to hold liens on customer securities, and (iii) MLPF&S used language in certain of its policies, procedures, and agreements with employees that unduly limited the disclosure of confidential information.  In determining to accept MLPF&S's and MLPro's offer, the SEC considered remedial acts promptly undertaken by MLPF&S and MLPro and substantial cooperation afforded the SEC staff during the course of its investigation.  In the order, (i) MLPF&S and MLPro were censured, (ii) MLPF&S was ordered to cease and desist from committing or causing any violations and any future violations of Sections 15(c)(3) and 17(a)(1) of the Exchange Act and Rules 15c3-3, 17a-3(a)(10), 17a-5(a), 17a-5(d)(2)(ii), 17a-5(d)(3), 17a-11(e) and 21F-17 thereunder, (iii) MLPro was ordered to cease and desist from committing or causing any violations and any future violations of Sections 15(c)(3) and 17(a)(1) of the Exchange Act and Rules 15c3-3, 17a-3(a)(10) and 17a-5(a) thereunder, (iv) MLPF&S and MLPro were ordered to pay disgorgement of $50,000,000 and prejudgment interest in the amount of $7,000,000, and (v) MLPF&S was ordered to pay a civil monetary penalty of $358,000,000.
MLPF&S FINRA AWC 12/16/2015

The Financial Industry Regulatory Authority ("FINRA") alleged that from January 2009 through October 28, 2013, MLPF&S did not conduct adequate background checks on approximately 4,500 non-registered associated persons, after its acquisition by Bank of America Corporation and the resulting organizational changes.  Of that total, approximately 3,145 were fingerprinted, but were screened under the standards applicable to banks and not to broker-dealers; approximately 1,115 were not fingerprinted; and approximately 240 were not fingerprinted until after they joined MLPF&S.  As a result, FINRA alleged individuals were not properly screened for statutory disqualifications under the Exchange Act (and one person subject to an Exchange Act statutory disqualification actually associated with MLPF&S); MLPF&S did not have adequate records and MLPF&S did not adequately supervise the fingerprinting process.  FINRA alleged violations of Section 17(f) of the Exchange Act and Rule 17f-2 thereunder; Section 17(a) of the Exchange Act and Rules 17a-3(a)(12)(i)(G) and 17a-3(a)(13) thereunder; Article III, Section 3(b) of the FINRA By-Laws; NASD Rule 3010 and FINRA Rules 4511 and 2010.  MLPF&S accepted and consented to the entry of an AWC, without admitting or denying the findings.  MLPF&S consented to the imposition of the following sanctions:  (1) a censure, (2) a fine in the amount of $1,250,000, and (3) a certain undertaking.  In connection with the AWC, MLPF&S agreed to an undertaking to review its systems and procedures regarding the identification, fingerprinting, and screening of non-registered associated persons to ensure that current systems and procedures are reasonably designed to achieve compliance with all securities laws and regulations, including Section 17(a) of the Exchange Act and Rule 17a-3 thereunder, Section 17(f) of the Exchange Act and Rule 17f-2 thereunder, FINRA By-Laws Article III, Section 3(b), and FINRA Rule 4511.

MLPF&S SEC MCDC Order 6/18/2015

The SEC deems it appropriate and in the public interest that public administrative and cease-and-desist proceedings be, and hereby are, instituted against MLPF&S. MLPF&S willfully violated section 17(a)(2) of the Securities Act. MLPF&S, a registered broker-dealer, conducted inadequate due diligence in certain offerings and as a result, failed to form a reasonable basis for believing the truthfulness of the assertions by these issuers and/or obligors regarding their compliance with previous continuing disclosure undertakings pursuant to Rule 15c2-12.  This resulted in MLPF&S offering and selling municipal securities on the basis of materially misleading disclosure documents. The violations were self-reported by MLPF&S to the SEC pursuant to the Division of Enforcement's (the "Division") Municipalities Continuing Disclosure Cooperation (MCDC) initiative.  The MLPF&S shall cease and desist from committing or causing any violations and any future violations of Section 17(a)(2) of the Securities Act, pay a civil money penalty in the amount of $500,000 and comply with the undertakings enumerated in the offer of settlement.

MLPF&S Regulation SHO Settlement 6/01/2015

On June 1, 2015, MLPF&S and an affiliate (the "Firms") pursuant to an SEC administrative order (the "SHO Order"), were ordered to cease and desist from violations of Rule 203(b) of Regulation SHO under the Exchange Act arising from practices related to execution of short sales. The Firms acknowledged that they violated Rule 203(b) of Regulation SHO in connection with their practices related to execution of short sales.  The Firms agreed in the SHO Order to (1) cease and desist from committing or causing any violations and any future violations of Rule 203(b) of Regulation SHO; (2) be censured; (3) pay disgorgement of $1,566,245.67 plus prejudgment interest; (4) pay a civil monetary penalty of $9 million; and (5) comply with certain undertakings, including retaining an independent consultant within thirty (30) days of entry of the SHO Order to conduct a review of the Firms' policies, procedures and practices with respect to their acceptance of short sale orders for execution in reliance on the ETB List and procedures to monitor compliance therewith to satisfy certain of their obligations under Rule 203(b) of Regulation SHO.

BANA Servicemembers Civil Relief Act Settlement 5/29/2015

On May 29, 2015, the Comptroller of the Currency ("OCC") issued an Order to Cease and Desist and Order of Assessment of a Civil Money Penalty (together, the "Orders") against Bank of America, N.A. ("BANA") relating to the Servicemembers Civil Relief Act ("SCRA") and BANA's sworn document and collections litigation practices.  In the Orders, the OCC identified (i) unsafe or unsound practices in connection with BANA's efforts to comply with the SCRA, (ii) SCRA violations, and (iii) unsafe or unsound practices in connection with BANA's sworn document and collections litigation practices.  Regarding the SCRA, the Orders stated BANA failed to have effective policies and procedures to ensure compliance with SCRA; failed to devote sufficient financial, staffing, and managerial resources to ensure proper administration of its SCRA compliance processes; failed to devote to its SCRA compliance processes adequate internal controls, compliance risk management, internal audit, third party management, and training; and engaged in violations of the SCRA.  Regarding the sworn document and collections litigation process, the Orders stated that BANA filed or caused to be filed in courts affidavits executed by its employees or employees of third party service providers making assertions that, in many cases, were not based on personal knowledge or review of relevant books and records; filed or caused to be filed in court affidavits when BANA did not follow proper notary procedures; failed to devote sufficient financial, staffing, and managerial resources to ensure proper administration of its sworn document and collections litigation processes; and failed to sufficiently oversee outside counsel and other third-party providers handling sworn document and collections litigation services.  In the Orders, BANA agreed to pay a civil money penalty in the total amount of $30 million, has begun corrective action, and is committed to taking all necessary and appropriate steps to remedy the deficiencies, unsafe or unsound practices, and violations of law identified by the OCC, and to enhance its SCRA compliance practices and sworn document and collections litigation practices.  Specifically, BANA agreed to: (a) appoint and maintain a compliance committee to monitor and oversee BANA's compliance with the Orders and to approve measures to ensure compliance; (b) submit an acceptable plan containing a complete description of the actions to achieve compliance with the Orders; (c) submit a written plan to effectively implement an enterprise-wide compliance risk management program regarding compliance with all applicable laws, regulations, and regulatory guidance; (d) conduct a written, comprehensive assessment of its risk in SCRA compliance operations, including but not limited to, operational, compliance, legal, and reputational risks; (e) submit acceptable written plans to ensure its compliance with the SCRA and with regard to collections litigation; (f) submit plans to conduct a SCRA review and a collections litigation review of accounts, SCRA and collections litigation remediation, and SCRA internal audit; (g) submit policies and procedures for SCRA third party management and improvements to its management information systems for SCRA compliance activities, and to provide certain reports to the compliance committee; (h) submit written plans, programs, policies, and procedures required by the Orders; and (i) submit a written progress report dealing the form and manner of all actions taken to secure compliance with the provision of the Orders and the results thereof.  In settlement of this matter, BANA consented and agreed to the issuance of the Orders, which the OCC has determined to accept and has issued.  BANA neither admits nor denies the findings in the Orders.

BAC Foreign Exchange Settlement 5/20/2015

On May 20, 2015, the Board of Governors of the Federal Reserve System ("FRB") issued an Order to Cease and Desist and Order of Assessment of a Civil Money Penalty against Bank of America Corporation ("BAC") relating to its foreign exchange ("FX") activities ("Order") from 2008 through 2013.  The Order states that (a) BAC lacked adequate firm-wide governance, risk management, compliance and audit policies and procedures to ensure that certain of the firm's FX activities complied with safe and sound banking practices, applicable U.S. laws and regulations, including policies and procedures to prevent potential violations of the U.S. commodities, antitrust and criminal fraud laws, and applicable internal policies; (b) BAC's deficient policies and procedures prevented BAC from detecting and addressing periodic conduct by Bank of America, N.A.'s traders relating to certain communications by these traders; and (c) as a result of deficient policies and procedures described above, BAC engaged in unsafe and unsound banking practices.  In the Order, BAC agreed to pay a civil money penalty in the total amount of $205 million and continue to implement additional improvements in its internal controls, compliance, risk management, and audit programs for the FX activities in order to comply with BAC policies, safe and sound banking practices, and applicable U.S. laws/regulation. Specifically, BAC agreed: (a) BAC shall submit a written plan to improve senior management's oversight of BAC's compliance with applicable U.S. laws/regulations and internal policies in connection with certain wholesale trading and sales activities; (b) BAC shall submit an enhanced written internal controls and compliance program to comply with applicable U.S. laws/regulations with respect to certain wholesale trading and sales activities; (c) BAC shall submit a written plan to improve its compliance risk management program with regard to compliance with applicable U.S. laws/regulations with respect to certain wholesale trading and sales activities; (d) BAC management shall annually conduct a review of compliance policies and procedures applicable to certain wholesale trading and sales activities and their implementation and an appropriate risk-focused sampling of other key controls for certain wholesale trading and sales activities; (e) BAC shall submit an enhanced written internal audit program with respect to compliance with U.S. laws/regulations in certain wholesale trading and sales activities; and (f) BAC shall not in the future directly or indirectly retain any individual as an officer, employee, agent, consultant, or contractor of BAC or of any subsidiary who, based on the investigative record compiled by U.S. authorities, participated in the misconduct underlying the Order, has been subject to formal disciplinary action as a result of BAC's internal disciplinary review or performance review in connection with the conduct, and has either separated from BAC or any subsidiary thereof or had his/her employment terminated in connection with the conduct.  In settlement of this matter, BAC consented and agreed to the issuance of the Order, which the FRB has determined to accept and has issued.

Massachusetts Securities Division Consent Order 3/23/2015

This Massachusetts Securities Division (the "Division") consent order addressed allegations that MLPF&S violated the Massachusetts Uniform Securities Act (the "Act") and Code of Massachusetts Regulations (the "Regulations") resulting from its use of an unapproved internal presentation given to its financial advisors.  Without admitting or denying the allegations, MLPF&S agreed to cease and desist from conduct in violation of the Act and the Regulations, agreed to be censures by the Division, agreed to pay an administrative fine of $2,500,000, and agreed to conduct a review of MLPF&S's policies and procedures for the review and approval of internal-use materials, identify changes or enhancements that will be made to these MLPF&S policies and procedures, and provide a report to the Division.
MLPF&S New Hampshire Consent Order 12/29/2014

The New Hampshire Bureau of Securities Regulation (the "Bureau") determined that, in violation of New Hampshire law, MLPF&S's agents licensed in New Hampshire placed telemarketing calls to New Hampshire residents who were not clients of MLPF&S at the time of the calls and whose numbers appeared on MLPF&S's internal do not call list or on the FTC's National Do Not Call Registry.  Further during the course of its investigation, the Bureau determined that MLPF&S did not reasonably supervise the telemarketing activities of its agents licensed in New Hampshire.  Without admitting or denying the facts or allegations, MLPF&S consented to the entry of the Consent Order and consented to (i) cease and desist from further violations of N.H. RSA 421-B, (ii) pay the Bureau's cost of investigation in the amount of $50,000, (iii) pay an administrative fine of $350,000, and (iv) comply with all other undertakings and sanctions.  Since the initiation of the Bureau's investigation, MLPF&S agreed to and completed enhancements and provided evidence to the Bureau of the completed enhancements to its telemarketing policies and procedures.

BOAMS Injunctive Action 11/25/2014

On November 25, 2014, the U.S. District Court for the Western District of North Carolina issued a Final Judgment as to MLPF&S and other entities, including Bank of America, National Association ("BANA") (collectively the "Entities") (the "SEC Final Judgment") in the civil injunctive action for which a complaint was filed by the SEC on August 6, 2013 against the Entities (the "SEC Complaint").  The SEC Complaint alleged that the Entities made material misrepresentations and omissions in connection with the sale of Residential Mortgage-Backed Securities ("RMBS").  Specifically, the SEC Complaint alleged that the Entities failed to disclose the disproportionate concentration of wholesale loans underlying the RMBS as compared to prior RMBS offerings.  The SEC Complaint also alleged that the concentration of wholesale loans in the RMBS included higher likelihood that the loans would be subject to material underwriting errors, become severely delinquent, fail early in the life of the loan, or prepay.  The SEC Complaint further alleged that the entities violated Regulation S-K and Subpart Regulation AB of the Securities Act by failing to disclose material characteristics of the pool of loans underlying the RMBS, that the Entities made material misrepresentations and omissions in their public files and in the loan tapes provided to investors and rating agencies, and that Entities not including BANA violated section 5(b)(1) of the Securities Act by failing to file with the SEC certain loan tapes that were provided only to select investors. The Entities consented to the entry of the SEC Final Judgment without admitting or denying the allegations in the SEC Complaint.  The SEC Final Judgment states that the Entities are permanently restrained and enjoined from violating Sections 17(a)(2) and 17(a)(3) of the Securities Act, and jointly and severally liable for disgorgement of $109,220,000, prejudgment interest of $6,620,000 and a civil penalty of $109,220,000 (together the "Funds"); the District Court retained jurisdiction over the administration of any distribution of the Funds.

BANA OCC Foreign Exchange Settlement 11/11/2014

On November 11, 2014, the Office of the Comptroller of the Currency of the United States of America ("OCC") issued a Consent Order and a Consent Order for the Assessment of a Civil Money Penalty against BANA related to its foreign exchange (FX) business ("Orders") from 2008 through 2013.  The OCC found, and BANA neither admitted nor denied, that BANA had deficiencies in its internal controls and had engaged in unsafe or unsound banking practices with respect to the oversight and governance of BANA's FX trading business such that the bank failed to detect and prevent certain conduct.  Specifically, the OCC found that: a) BANA's compliance risk assessment lacked sufficient granularity and failed to identify the risks related to sales, trading and supervisory employees in that business ("Employee"); b) BANA's transaction monitoring and communications surveillance lacked an adequate analysis of risk-behavior related to Employee market conduct in its wholesale foreign exchange business where it is acting as principal ("FX Trading"); c) BANA's compliance testing procedures were inadequate to measure adherence to its standards of Employee conduct and firm policies applicable to Employee market conduct in FX Trading; and d) BANA's risk assessment and coverage of the FX trading business needed improvement to identify and mitigate compliance risks related to Employee market conduct; e) BANA's customer information controls were inadequate regarding the WM/Reuters order book to prevent the misuse of customer information; f) BANA's risk and profitability reporting was inadequate to identify potential Employee market misconduct in FX Trading; and g) BANA's FX business supervision routines were inadequate because they created "gaps" in the Employee market conduct supervisory framework. In the Orders, BANA agreed to make a payment of a civil money penalty in the total amount of $250 million.  Also, BANA committed (and had already begun) taking all necessary and appropriate steps to remedy the deficiencies and unsafe or unsound practices identified by the OCC and has begun implementing procedures to remediate the practices addressed in the Orders.  Specifically, BANA agreed to: a) maintain a board compliance committee responsible for monitoring and coordinating BANA's compliance with the provisions in the Orders; b) submit to the OCC an action plan describing the actions that are necessary and appropriate to achieve compliance with certain aspects of the Orders; c) submit an acceptable oversight and governance written plan to provide for certain management oversight and governance relating to Employee market conduct in FX Trading; d) submit an acceptable compliance risk assessment written plan to provide for a compliance risk assessment sufficiently granular to identify risks related to Employee market conduct in FX Trading; e) submit an acceptable monitoring and surveillance written plan to provide for appropriate monitoring and communications surveillance related to Employee market conduct in FX Trading; f) submit an acceptable compliance testing written plan to provide for appropriate compliance testing related to Employee market conduct in FX Trading; g) submit an acceptable internal audit written plan for the internal audit program to adequately address Employee market conduct in FX Trading; and h) submit an acceptable other trading activities written plan to ensure that BANA proactively uses a risk-based approach to apply Employee market conduct remedial measures in the Orders to other wholesale trading as principal for the BANA and benchmark activities as appropriate and defined in the BANA's written plan.

BAC Regulatory Capital Overstatements 9/29/2014

The SEC alleged that BAC, as part of its regulatory capital calculations, failed to deduct certain realized losses on certain structured notes and other financial instruments (the "Notes") issued by Merrill Lynch & Co., Inc. ("ML&Co.") that BAC assumed or acquired as part of its acquisition of ML&Co. and, therefore, BAC overstated its regulatory capital in its Form 10-Q filings from 2009-2014 and in its Form 10-K filings for financial years 2009-2013.  The SEC alleged that BAC violated Section 13(b)(2)(A) and (B) of the Exchange Act.  On September 19, 2014, BAC, without admitting or denying theSEC's findings, except as to the SEC's jurisdiction over it and the subject matter of the proceedings, agreed to (1) cease and desist from committing or causing any violations and any future violations for Sections 13(b)(2)(A) and 13(b)(2)(B) of the Exchange Act, and (2) pay a civil money penalty of $7,650,000.  The SEC noted that BAC self-identified and self-reported the overstatements and the SEC noted that BAC had provided substantial cooperation to the SEC staff.  The SEC also noted that BAC had voluntarily undertaken steps to remediate and address, among other things, the inadequate books and records and internal accounting control deficiencies that were the subject of the proceeding.

BAC Mortgage Obligations SEC Administrative Proceeding 8/21/2014

The SEC alleged that BAC failed to make required disclosures in the Management's Discussion and Analysis and Results of Operations ("MD&A") sections of periodic filings, related to known uncertainties as to whether certain costs related to loans BAC would ultimately be required to repurchase from certain insurers would have a material effect on BAC's future income from continuing operations.  The SEC alleged that BAC violated Section 13(a) of the Exchange Act and Rules 12b-20 and 13a-13 thereunder.  BAC agreed to (1) cease and desist from committing or causing any violations and any future violations of Section 13(a) of the Exchange Act and Rules 12b-20 and 13a-13 promulgated thereunder; and (2) pay a civil money penalty of $20 million.  In addition, BAC admitted to certain facts set out in an annex to the Administrative Order, acknowledged that its conduct set forth in the annex to the Administrative Order violated the federal securities law and admitted to the SEC's jurisdiction over it and the subject matter of the proceedings.

MLPF&S Blue Sheet AWC 6/04/2014

Without admitting or denying the findings, MLPF&S consented to a fine of $1,000,000, a censure, certain undertakings, and to the entry of findings that it submitted at least 5,323 inaccurate blue sheets to various securities regulators, including the SEC and FINRA.  The findings stated that the inaccurate blue sheets failed to include customer names and addresses for trades made on the day the customer opened a firm account.  Between 2008 and January 2014, a trade could occur in a new customer's account before the customer's name and address data was fully populated.  In such instances, MLPF&S listed "no name" on the blue sheets associated with such trades.  As a result of this problem, MLPF&S submitted at least 2,980 inaccurate blue sheets to the SEC; 1,538 inaccurate blue sheets to FINRA; 733 inaccurate blue sheets to NYSE; and 72 inaccurate blue sheets to other regulators.  The findings also stated that MLPF&S failed to have in place an audit system reasonably providing for accountability of its blue sheet submissions and designed to ensure compliance with federal securities laws.  MLPF&S agreed to conduct a review of its policies, systems, and procedures (written or otherwise) relating to its compilation and submission of blue sheet data and the audit deficiencies addressed in the Acceptance, Waiver & Consent ("AWC").

BANA/FIA CFPB Consent Order 4/7/2014

On April 7, 2014, the Consumer Financial Protection Bureau ("CFPB") issued a Consent Order against Bank of America, National Association ("BANA") and FIA Card Services, National Association.  The Order identified deficiencies in connection with fulfillment of customer processing concerning the provision of identity theft protection products as well as vendor and risk management protocols concerning so-called "add-on" products.  In addition, the CFPB identified what it alleged were deceptive statements in connection with the marketing and sale of credit card debt cancellation products.  Without admitting or denying any findings of fact or violations of law or wrongdoing, BANA and FIA Card Services, National Association consented to a civil monetary penalty of $20,000,000 and to cease and desist from engaging in further violations of law in connection with the marketing and administration of credit protection products and the billing and administration of identity protection products.  Further, the Consent Order requires a restitution plan to be submitted to the CFPB and, following approval, the provision of restitution to borrowers.  In addition, the Consent Order requires the submission of enhanced vendor management policies; enhanced risk management policies and procedures; and enhanced internal audit reviews of add-on products to assess Unfair, Deceptive, or Abusive Acts or Practices ("UDAAP") risk.

BANA/FIA OCC Consent Order 4/7/2014

On April 7, 2014, the OCC issued a Consent Order against BANA and FIA Card Services, National Association.  The Order identified deficiencies in connection with fulfillment of customer processing concerning the provision of identity theft protection products as well as vendor and risk management protocols concerning so-called "add-on" products.  Without admitting or denying the findings, BANA and FIA Card Services, National Association consented to a civil monetary penalty of $25,000,000.  Further, the Consent Order requires a restitution plan to be submitted to the OCC and, following approval, the provision of restitution to borrowers.  In addition, the Consent Order requires the submission of enhanced vendor management policies; enhanced risk management policies and procedures; and enhanced internal audit reviews of add-on products to assess Unfair, Deceptive, or Abusive Acts or Practices ("UDAAP") risk.

BAC NYAG Settlement 3/25/2014

On February 4, 2010, the New York Attorney General filed a civil complaint in the Supreme Court of New York State, entitled People of the State of New York v. Bank of America, et al. The complaint named as defendants BAC and BAC's former chief executive and chief financial officers, Kenneth D. Lewis, and Joseph L. Price, and alleged violations of Sections 352, 352-c(1)(a), 352-c(1)(c), and 353 of the New York Martin Act, and Section 63(12) of the New York Executive Law.  The complaint attacked the sufficiency and accuracy of Bank of America's disclosures and its practices related to practices related to Bank of America's merger with Merrill Lynch & Co., Inc. (the "Merger"), including: (i) the disclosure of Merrill Lynch & Co., Inc.'s financial condition and its interim and projected losses during the fourth quarter of 2008, (ii) BAC's contacts with federal government officials regarding the BAC's consideration of invoking the material adverse effect clause in the merger agreement with Merrill Lynch & Co., Inc. and the possibility of obtaining additional government assistance, (iii) the disclosure of the payment and timing of year-end incentive compensation to Merrill Lynch &Co., Inc. employees, and (iv) public statements regarding the due diligence conducted in connection with the Merger and positive statements regarding the Merger.  The complaint sought an unspecified amount in disgorgement, penalties, restitution, and damages, costs and other equitable relief, although the NYAG withdrew its demand for damages.  On March 25, 2014, BAC entered into a settlement agreement terminating the New York Attorney General's lawsuit against BAC.  BAC agreed to pay the New York Attorney General $15,000,000 (as costs of investigation and subsequent litigation) as well as making several corporate governance changes.

MLPF&S CDO Settlement 12/12/2013

Pursuant to an Offer of Settlement made by MLPF&S, on December 12, 2013 the SEC issued an order ("Order") stating that MLPF&S violated the federal securities laws in connection with its structuring and marketing of a series of collateralized debt obligation transactions ("CDOs") in 2006 and 2007.  According to the Order, MLPF&S failed to inform investors in two CDOs that a hedge fund firm that bought the equity in the transactions but whose interests were not necessarily the same as those of the CDOs' other investors, had undisclosed rights relating to, and exercised significant influence over, the selection of the CDOs' collateral. The Order stated that, as a result of its conduct, MLPF&S violated Sections 17(a)(2) and 17(a)(3) of the Securities Act and Section 17(a)(1) of Exchange Act and Rule 17a-3(a)(2) thereunder.  MLPF&S consented to the entry of the Order without admitting or denying the findings therein.  The Order (1) required that MLPF&S cease and desist from committing or causing any violations and any future violations of Sections 17(a)(2) and 17(a)(3) of the Securities Act and Section 17(a)(1) of the Exchange Act and Rule 17a-3(a)(2) thereunder; (2) censured MLPF&S; and (3) required that MLPF&S pay disgorgement of $56,286,000 and prejudgment interest of $19,228,027 and a civil money penalty in the amount of $56,286,000 (for a total payment of $131,800,027).

Massachusetts Securities Division Order 10/30/2013

The Massachusetts Securities Division (the "Division") alleged that MLPF&S failed to reasonably supervise a former agent in violation of M.G.L. c. 110A, §204(a)(2)(J).  On October 30, 2013, without admitting or denying the alleged Violations of Law, MLPF&S consented to the entry of a Consent Order, paid a civil penalty of $500,000, agreed to offer reimbursement to five current or former MLPF&S clients, agreed to certify that it has reviewed its policies and procedures with regard to the monitoring of employee accounts, agreed to a censure, and agreed to cease and desist from violating M.G.L. c. 110A, §204(a)(2)(J).

NOTE:  In addition, Bank of America Corporation and certain of its affiliates, including MLPF&S and BANA, have been involved in a number of civil proceedings and regulatory actions which concern matters arising in connection with the conduct of its business.  Certain of such proceedings have resulted in findings of violations of federal or state securities laws.  Such proceedings are reported and summarized in the MLPF&S Form BD as filed with the SEC, which descriptions are hereby incorporated by reference.